Exhibit 99.1

GT Solar International, Inc. Reports Results for Third Quarter Fiscal Year 2010

Revenue of $173.6 million; net income of $36.8 million; EPS of $0.25 and cash of $194.7 million

MERRIMACK, N.H.--(BUSINESS WIRE)--February 2, 2010--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry, today reported results for its third quarter of fiscal year 2010, which ended December 26, 2009.

Revenue for the third fiscal quarter totaled $173.6 million, compared with $104.2 million in the second fiscal quarter and $205.2 million in the third quarter of fiscal year 2009. Revenue for the third fiscal quarter included $40.3 million in the PV segment and $133.3 million in the polysilicon segment.

	Three Months Ended
	December 26, 2009	September 26, 2009	December 27, 2008
Revenue	$173,557	$104,193	$205,209

Gross profit for the quarter totaled $76.7 million, or 44.2 percent of revenue, compared to $34.3 million, or 32.9 percent of revenue, in the second fiscal quarter and $89.5 million, or 43.6 percent of revenue, for the third quarter of fiscal year 2009. Gross margin for the first nine months of fiscal year 2010 was 41.7 percent. Operating margin for the quarter was 33.2 percent, compared to 14.8 percent in the second fiscal quarter and 34.6 percent in the third quarter of fiscal 2009. Operating margin for the first nine months of fiscal year 2010 was 25.4 percent. The company had net income of $36.8 million in the third fiscal quarter, versus $9.4 million in the second fiscal quarter and $43.1 million for the third quarter of fiscal 2009. Earnings per share in the third quarter on a fully diluted basis were $0.25, versus $0.06 for the second fiscal quarter and $0.30 for the third quarter of fiscal 2009.

At quarter’s end, the company’s backlog was $857 million, with $254 million in the PV segment and $603 million in the polysilicon segment. New orders for the quarter of $58.8 million were offset by a comparable amount of de-bookings and adjustments for the quarter.

Management Commentary

“We are pleased with our performance in the third-quarter,” said Tom Gutierrez, president and chief executive officer. “We have seen an increase in business activity over the last four months from our key customers in Asia, indicating that their utilization rates are climbing and, as a result, the supply environment for low cost, high quality wafers is expected to tighten. We believe recent orders, including some from new customers, provide further evidence that GT Solar remains the technology leader in the market and that our systems continue to be the choice of leading PV manufacturers.

“In the third quarter, we received new orders of approximately $59 million including two contracts with subsidiaries of China-based GCL-Poly Energy Holdings Limited, one for our TCS Production Technology Solution and the other for DSS furnaces,” Gutierrez continued. “We continue to operate the business profitably, driven in part by our flexible and lean operating structure, and have what we believe is one of the strongest balance sheets in the industry with a cash position in excess of $194 million, zero debt and a deferred revenue balance of $378 million.”

Business Outlook

The company updated its fiscal year 2010 guidance to the upper end of its previous range with revenue of $500 million to $550 million and fully diluted earnings per share of $0.52 to $0.60. The company reiterated its gross margin guidance for the fiscal year of approximately 39 percent. The company will be providing additional commentary on its long-term outlook during its live webcasted conference call this afternoon, details below.

Conference Call, Webcast

The company will host a live conference call and webcast at 5:00 p.m. Eastern Time today with Tom Gutierrez, president and chief executive officer, Rich Johnson, vice president of finance, and David Gray, vice president of strategic development, to review quarterly results, near term outlook, and commentary on the company’s strategy and longer-term outlook. The call is expected to last approximately 90 minutes.

PLEASE NOTE: The company will show a slide presentation during the call that can be found under ‘Events and Presentations’ at http://investor.gtsolar.com/. There will be no accompanying audio on the live webcast. The audio portion of the live call can only be accessed by dialing 866.783.2141, for callers in the United States and Canada, or 857.350.1600 for international callers. The telephone passcode is SOLR.

A replay will be available through March 4, 2010. To access a webcast replay, that includes slides and audio, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, for an audio-only replay, please dial 888.286.8010, for callers in the United States and Canada, or 617.801.6888 for international callers. The telephone replay passcode is 42587169.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding the supply environment in the solar wafer market, factory utilization rates, the Company’s future as a leading equipment and technology supplier for the global solar power industry, the Company’s new products and technologies and the Company’s estimates for future periods with respect to revenue, earnings per share, gross margin or other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our third fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2009 filed on June 9, 2009 and Form 10-Q for the second quarter of fiscal 2010 filed on November 10, 2009. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands except per share data)
(unaudited)

	December 26, 2009	March 28, 2009
Assets
Current assets:
Cash and cash equivalents	$194,697	$107,148
Accounts receivable, net	39,629	57,552
Inventories	75,813	103,476
Advances on inventory purchases	45,026	120,227
Deferred costs	182,641	174,961
Deferred income taxes	39,810	25,498
Refundable and prepaid income taxes	1,748	40,329
Prepaid expenses and other current assets	1,735	2,825
Total current assets	581,099	632,016
Property, plant and equipment, net	18,625	18,856
Other assets	758	940
Intangible assets, net	3,995	6,368
Deferred cost	54,780	36,643
Goodwill	42,600	42,600
Total assets	$701,857	$737,423
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,234	$50,832
Accrued expenses	15,052	15,695
Customer deposits	110,607	222,654
Deferred revenue	287,695	285,005
Accrued income taxes	19,798	158
Total current liabilities	447,386	574,344
Deferred income taxes	19,720	15,647
Deferred revenue	90,701	63,122
Other non-current liabilities	233	2,405
Total liabilities	558,040	655,518

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 143,648 and 143,048 shares issued and outstanding as of December 26, 2009 and March 28, 2009 respectively	1,437	1,431
Additional paid-in capital	84,691	80,070
Accumulated other comprehensive loss	(5,089)	(8,389)
Retained earnings	62,778	8,793
Total stockholders’ equity	143,817	81,905
Total liabilities and stockholders’ equity	$701,857	$737,423

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Revenue	$173,557	$205,209	$349,569	$402,483
Cost of revenue	96,870	115,668	203,658	227,274
Gross profit	76,687	89,541	145,911	175,209
Operating expenses:
Research and development	5,315	5,328	16,351	13,193
Selling and marketing	2,397	5,638	9,422	14,466
General and administrative	10,567	6,812	29,133	22,936
Amortization of intangible assets	791	762	2,373	2,315
Total operating expenses	19,070	18,540	57,279	52,910
Income from operations	57,617	71,001	88,632	122,299

Interest income (expense):
Interest income	130	544	295	2,865
Interest expense	(201)	(237)	(583)	(304)
Interest component of forward foreign exchange contracts	--	(73)	(639)	1,871
Other income (expense), net	(60)	(1,341)	(2,241)	(4,440)
Income before income taxes	57,486	69,894	85,464	122,291
Provision for income taxes	20,715	26,769	31,479	46,081
Net income	$36,771	$43,125	$53,985	$76,210

Income per share:
Basic	$0.26	$0.30	$0.38	$0.53
Diluted	$0.25	$0.30	$0.37	$0.52

Dividend paid per common share	$--	$--	$--	$0.632

Weighted average number of common shares outstanding:
Basic	143,446	142,778	143,301	142,590
Diluted	145,269	144,042	145,304	144,473

CONTACT:
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
GT Solar
Bob Blair, 603-681-3869
bob.blair@gtsolar.com